Exhibit 99.3

The PBSJ Corp and Subsidiaries

Code of Ethics for CEO, CFO, COO and Controller

STATEMENT:

It is the policy of PBS&J to conduct its business with fairness, honesty, integrity, and consideration for others; to be honorable toward clients and employees; and to maintain a reputation as a concerned and responsible corporate citizen of the communities in which the Company conducts business.

INTRODUCTION:

This Code of Ethics is an extension of the Company’s Business Ethics Policy, # 108.0, contained in the Corporate Policy Manual. This Code of Ethics is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics to apply to the Company’s principal executive officer and certain of the Company’s senior financial officers, including but not limited to, the Company’s principal financial officer, the controller or principal accounting officer, or persons performing similar functions (the “Executive Officers”). For purposes of this Code of Ethics, the Executive Officers includes the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and the Controller.

The Executive Officers should note that simply complying with Laws or following widespread business practices may not be enough to comply with this Code of Ethics. It is therefore very important that the Executive Officers read and understand this Code of Ethics.

If any Executive Officer has a question regarding this Code of Ethics, then such Executive Officer should contact the Company’s Corporate Counsel. If any Executive Officer has information, concerns, or suspicions regarding any illegal or unethical conduct, then such Executive Officer should immediately contact the Corporate Counsel.

PURPOSE:

The purpose of this Code of Ethics is to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)	Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company and in the Company’s public and internal communications;

(3)	Compliance with applicable governmental laws and regulations;

(4)	The prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified in this Code of Ethics; and

(5)	Accountability for adherence to this Code of Ethics.

This Code of Ethics must be applied by the Executive Officers in good faith and with reasonable business judgment to enable the Company to achieve its operating and financial goals within the framework of the Law.

POLICY:

A.	Ethical Standards of Conduct

The Executive Officers must follow the accounting rules and controls set forth by the SEC and the Financial Accounting Standards Board.

The Executive Officers must also comply with the obligations set out in the Sarbanes-Oxley Act of 2002.

Each Executive Officer shall, when required, provide full, fair, accurate, timely, and understandable disclosure in the periodic reports that the Company is required to file. Accordingly, all account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records must accurately report the matters to which they relate.

All assets and liabilities of the Company must be carefully and properly set forth in the Company’s financial records. The Company’s independent auditors must be given full access to all information of the Company necessary for them to properly conduct any audit of the company or any subsidiary or division of the company.

No Executive Officer shall conceal a mistake in the Company’s financial reporting. All such mistakes must be fully disclosed and corrected as promptly as possible. Falsification of any Company record is strictly prohibited and will result in instant dismissal and possibly criminal charges being laid.

No Executive Officer may request or be granted a personal loan other than for the purchase of PBSJ stock. Since this offer is generally made available to all purchasers of PBSJ stock, these terms are deemed to be no more favorable than those offered to all other purchasers of PBSJ stock.

All Executive Officers must comply with all applicable securities Laws regarding Insider Trading. Per Section 406 of the Sarbanes-Oxley Act of 2002, it shall be unlawful for any executive officer to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company during any pension fund, or ESOP profit sharing plan blackout period.

The Executive Officers must strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other Employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

All Executive Officers must avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Ethics. Any Executive Officer who does not adhere to such standards and restrictions is acting outside the scope of his or her employment.

The Company will not excuse any violation of this Code of Ethics by an Executive Officer even if the violation was specifically requested or directed by another Executive Officer.

Only the Board or the Corporate Audit Committee (CAC) can authorize a waiver of this Code of Ethics. See Section 3 of Part B of this Code of Ethics.

Each Executive Officer must alert the Board or the CAC, whenever an illegal, dishonest, or unethical act is discovered or suspected by such Executive Officer. No Executive Officer will be penalized by the Company for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such Executive Officer is not a party to or responsible (alone or with others) for such acts.

Conflicts of interests are to be avoided by the Executive Officers. A conflict of interest exists if an Executive Officer’s actions are, or could reasonably appear to be, influenced, directly or indirectly, by personal considerations or by actual or potential personal benefit or gain. If a conflict of interest is unavoidable it must be disclosed at the earliest opportunity. Conflicts of interests can arise with respect to financial and business interests, investments, relationships with suppliers, and the offering of prizes, samples, gifts, gratuities or incentives.

B.	Administration of this Code of Ethics

This Code of Ethics shall be administered as follows:

1.	Responsibility for Administration

The CAC, which also serves as the Ethics Administrator shall be responsible for interpreting and administering this Code of Ethics. In discharging its responsibilities, the Ethics Administrator may engage such agents and advisors, as it shall deem necessary or desirable, including but not limited to attorneys and accountants.

2.	Scope of this Code of Ethics

The Ethics Administrator shall periodically, in light of the experience of the Company, review this Code of Ethics. As it deems necessary, the CAC shall make recommendations to the Board to ensure that (i) this Code of Ethics conforms to applicable Law, (ii) this Code of Ethics meets or exceeds industry standards, and (iii) any weaknesses in this Code of Ethics or any other Policy of the Company revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

3.	Waiver or Amendment of this Code of Ethics

The Ethics Administrator may grant a specific, limited waiver of any provision of this Code of Ethics if the Ethics Administrator determines, based on information that the Ethics Administrator deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each fact situation will be a separate case). If the Ethics Administrator waives any provision of this Code of Ethics, then the Company shall make an immediate disclosure of such waiver in a manner permitted by applicable Law. This Code of Ethics may be amended only by the Board.

4.	Monitoring and Auditing

The information obtained by the Company’s independent auditors, in performing their audit engagement, and by the Company’s internal auditors in the performance of their assigned responsibilities, shall be made available to the Ethics Administrator as a means of monitoring compliance with this Code of Ethics.

5.	Reporting System

Any suspected violation of this Code of Ethics shall be promptly reported to the Ethics Administrator.

6.	Investigation of Violations

If the Company receives information regarding an alleged violation of this Code of Ethics, then the Ethics Administrator shall:

(1)	evaluate such information as to gravity and credibility;

(2)	if necessary, initiate an informal inquiry or a formal investigation with respect thereto;

(3)	if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

(4)	if appropriate, make the results of such inquiry or investigation available to shareholders (including disciplinary action); and

(5)	if appropriate, recommend changes to this Code of Ethics that the Ethics Administrator deems necessary or desirable to prevent similar violations of this Code of Ethics.

7.	Disciplinary Measures

The Ethics Administrator shall enforce this Code of Ethics through appropriate disciplinary actions. The Ethics Administrator shall determine whether violations of this Code of Ethics have occurred and, if so, shall determine the disciplinary actions to be taken against any Executive Officer who has violated this Code of Ethics.

The disciplinary actions available to the Ethics Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

The jurisdiction of the Ethics Administrator shall include, in addition to the Executive Officer that violated this Code of Ethics, any other Employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation and (ii) persons who were requested to divulge information about a suspected violation of this Code of Ethics, but withheld material information regarding a suspected violation.

The signatures below denote approval on behalf of the Company’s Board of Directors on September 29th, 2003. All new members joining the Board thereafter will be required to sign an additional signature page.

/s/ Richard A. Wickett	/s/ John B. Zumwalt, III

Richard A. Wickett	John B. Zumwalt, III

/s/ Robert J. Paulsen	/s/ H. Michael Dye

Robert J. Paulsen	H. Michael Dye

/s/ John S. Shearer	/s/ Todd J. Kenner

John S. Shearer	Todd J. Kenner